Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Pluri Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, $0.00001 par value per share	(1)	Other	2,228,940	$0.9850	$2,195,505.90	0.000087	$191.01

Total Offering Amounts:							$2,195,505.90		191.01
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$191.01

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of common shares, par value $0.00001 per share (the “Common Shares”), of Pluri Inc. (the “Registrant”) that may become issuable to prevent dilution resulting from stock dividends, stock splits, stock combinations, recapitalization or other similar transactions with respect to the Common Shares.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Shares as reported on the Nasdaq Capital Market on September 30, 2026.

Represents Common Shares issuable upon the exercise of common purchase warrants issued to the selling shareholder.